Exhibit 99.2

PRESS RELEASE

THE CHEESECAKE FACTORY FURTHER STRENGTHENS ITS RESTAURANT OPERATIONS

FOR IMMEDIATE RELEASE	Contact: Jill Peters
(818) 871-8342

Calabasas Hills, CA — June 18, 2008 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) is pleased to announce a number of organizational changes within its Restaurant Operations team that are designed to leverage its deep pool of leadership talent and further strengthen the overall organization.

Effective immediately, David Gordon, a 15-year veteran of The Cheesecake Factory, has been named to the role of Senior Vice President, Operations, and will lead the day-to-day operations for The Cheesecake Factory restaurants.  Gordon was most recently Regional Vice President, West Coast Operations, having previously served as an Area Director of Operations, as well as General Manager in two of The Cheesecake Factory’s restaurants.  He will report directly to David Overton, Chairman and CEO.

In addition, the Company announced that Russell Greene has been named to the role of Senior Vice President, Operations Services, from his current role of Senior Vice President, Beverage and Bakery; Jack Belk has been named to the role of Senior Regional Vice President from his current role of Regional Vice President; and Donald Moore has been named to the role of Senior Vice President, Kitchen Operations from his current role of Vice President, Kitchen Operations.

“The Cheesecake Factory has a long-standing track record of exceptional restaurant operations and execution, which is due to the strength and tenure of leaders such as David, Russell, Jack and Donald.  These individuals are focused on quality and results, and drive our standards of operational excellence,” commented David Overton, Chairman and CEO.  “We are proud to recognize their achievements.”

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept and continues to define it today with the two highest productivity concepts in the industry.  The Company operates 141 restaurants throughout the U.S. under The Cheesecake Factory® name with an extensive menu of more than 200 items and fiscal 2007 average annual unit sales of approximately $10.4 million.  Grand Lux Cafe®, the Company’s second concept, has 13 units in operation across the U.S. offering a broad menu of more than 150

The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

items and average annual unit sales of approximately $12.7 million in fiscal 2007.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 60 varieties of quality cheesecakes and other baked products.  Additionally, the Company licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® mark.  For more information, please visit thecheesecakefactory.com.

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